Exhibit 99.1

Press Release

Cigna Announces Leadership Changes to Continue Accelerating Business Growth

•	Eric Palmer promoted to president and chief executive officer, Evernorth
•	Paul Sanford promoted to executive vice president, operations, Cigna Corporation
•	Noelle Eder assumes leadership of global data, analytics, and automation as executive vice president and global chief information officer, Cigna Corporation
•	Everett Neville assumes leadership of solutions teams as executive vice president, strategy, corporate development, and solutions, Cigna Corporation
•	Tim Wentworth, chief executive officer, Evernorth, Matt Manders, president, government and solutions, Cigna Corporation, and Dr. Steve Miller, chief clinical officer, Cigna Corporation, to retire

BLOOMFIELD, Conn. – September 23, 2021 – Global health service company Cigna Corporation (NYSE:CI) today announced several new leadership roles and positions to drive accelerated growth across its diverse business portfolio.

“The strength of our leadership team positions us well for our next phase of growth,” said David M. Cordani, president and chief executive officer, Cigna Corporation. “Our focus continues to be on aligning talent, expertise, and capabilities around our businesses and taking deliberate actions to strengthen our enterprise and deliver value to those we serve.”

Eric Palmer Named President and Chief Executive Officer, Evernorth

Eric Palmer has been named president and chief executive officer of Evernorth, effective January 1, 2022. In this role, Palmer will have oversight of Evernorth's pharmacy solutions, care coordination and delivery, benefits management, and intelligence businesses. Since his appointment as president and chief operating officer in January 2021, Evernorth has delivered on its strategy and experienced meaningful growth, fueled by its recent expansion of services, partnership with Prime Therapeutics, and recent acquisition of the leading virtual health company, MDLIVE. Over the course of his 23-year career with Cigna, Palmer has held several leadership positions, including chief financial officer.

Paul Sanford Named Executive Vice President, Operations, Cigna Corporation

Paul Sanford has been named executive vice president, operations of Cigna Corporation. In this newly-created role, Sanford will join the enterprise leadership team overseeing customer service operations, health care provider services, and overall operational effectiveness. Sanford has been with Cigna for more than 20 years and has led several of the company’s largest-scale initiatives, including the integration of Cigna and Express Scripts and the company’s accelerated transition to its Agile-based business model.

Noelle Eder’s Role Expands to Oversee Global Data, Analytics, and Automation as Executive Vice President and Global Chief Information Officer, Cigna Corporation

Noelle Eder is assuming an expanded leadership role overseeing global data and analytics and automation functions, in addition to her current responsibilities as global chief information officer. Under Eder’s leadership, Cigna will further its ability to develop, enhance, and tailor innovative solutions and services for patients, customers, clients, and partners.

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Everett Neville’s Role Expands to Executive Vice President, Strategy, Corporate Development and Solutions, Cigna Corporation

Everrett Neville is taking an expanded leadership role as executive vice president of strategy, corporate development and solutions. In addition to oversight of Cigna Corporation's strategy, corporate and business development, and Cigna Ventures, Neville will now oversee Cigna Solutions. He will bring together enterprise strategy and solutions to accelerate cross-business value creation through Cigna and Evernorth.

Aparna Abburi and Lisa Lough to Continue Leadership of U.S. Government Business, Cigna Corporation

Aparna Abburi, president of Medicare, Cigna Corporation, and Lisa Lough, vice president of Individual and Family Plans, Cigna Corporation, will continue to lead the growth of Cigna's U.S. Government business. Their collective depth of experience in the Medicare Advantage and public exchange markets will propel the reach of Cigna's solutions among individuals, families, and seniors in 2022 and beyond.

Tim Wentworth, CEO of Evernorth, Matt Manders, President, Government and Solutions, Cigna Corporation, and Dr. Steve Miller, Chief Clinical Officer, Cigna Corporation, to Retire

Current enterprise leadership team members Tim Wentworth, chief executive officer, Evernorth; Matt Manders, president, government and solutions, Cigna Corporation; and Dr. Steve Miller, chief clinical officer, Cigna Corporation are set to retire by the end of 2021.

“As we look ahead to our next chapter, I’d like to recognize Tim, Matt, and Steve for their visionary leadership. Three years ago, they each agreed to play a critical role leading our enterprise through the Cigna-Express Scripts combination. With the successful completion of our integration over one year ago, the launch of Evernorth, and the significant growth of Evernorth and our U.S. Government businesses, they are transitioning to our next generation of enterprise leaders,” said Cordani. “I’m proud of the work we’ve accomplished together and am deeply grateful for their partnership and friendship.”

About Cigna
Cigna Corporation is a global health service company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Evernorth companies or their affiliates, and Express Scripts companies or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products. Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 190 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

About Evernorth

Evernorth creates and connects premier health services offerings, including benefits management, pharmacy, care solutions, insights, and intelligence. With an open approach to partnering across the health care landscape, we deliver innovative and flexible solutions for health plans, employers and government programs. Evernorth capabilities are powered by our family of companies, including Express Scripts, Accredo, eviCore and MDLIVE, along with holistic Evernorth platforms and solutions that elevate health and drive progress for people and businesses. All Evernorth solutions are serviced and provided by or through operating affiliates of Evernorth Health, a wholly owned subsidiary of Cigna Corporation, or third-party partners. Learn more at Evernorth.com.

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